Exhibit 99.1

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	Weitian Group LLC
Cindy Hu, Board Secretary	Tina Xiao
Tel: +86-571 8283 8770	Tel: +1-917-609-0333
E-mail: cindy.hu@cnpti.com	Email: tina.xiao@weitian-ir.com
Website: http://www.cnpti.com	Website: http://www.weitian-ir.com

China Shengda Packaging Group Board of DirectorsVoted to Dissolve the Special
Committee of Its Board of Directors in Response to Chairman’s Withdrawal of
Non-Binding “Going Private” Proposal

HANGZHOU, CHINA, December 6, 2012 – China Shengda Packaging Group Inc. (NASDAQ: CPGI), (“China Shengda Packaging” or the “Company”) a leading Chinese paper packaging manufacturer, today announced that its Board of Directors (the “Board”) has voted unanimously to dissolve the special committee of its independent directors formed on October 15, 2012 to evaluate the preliminary, non-binding “going private” proposal received from its Chairman, Mr. Nengbin Fang ("Mr. Fang"). The decision to dissolve the special committee was in response to the withdrawal of Mr. Fang’s above-mentioned proposal on November 13, 2012.

Mr. Fang has informed the Board that he is still in preliminary discussions with a limited number of shareholders of the Company and potential debt financing sources, including VStone Investment Management Limited, in each case regarding their potential participation in a going private transaction, and that he may approach one or more other shareholders of the Company for such purpose. There can be no assurance, however, that Mr. Fang will make another proposal to take the Company private in the future or that if he does make another proposal to take the Company private that it will be consummated.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statement

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to secure debt financing, the ability to complete the proposed transaction, the ability to obtain approvals required to consummate the transaction, the ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.